Exhibit 16(a)(1)(i)

ACT TELECONFERENCING, INC.

OFFER TO PURCHASE FOR CASH

ALL SHARES OF ITS COMMON STOCK HELD BY HOLDERS OF 99 OR FEWER SHARES

FOR A PURCHASE PRICE OF $5.00 PER SHARE

ACT Teleconferencing, Inc., a Colorado corporation, sometimes referred to herein as the Company, is offering to purchase for cash all shares of its common stock held by shareholders who owned of record or beneficially 99 or fewer shares as of the close of business on June 6, 2007 and who continue to hold such shares through the expiration date of the offer, subject to the terms and conditions set forth herein and in the accompanying letter of transmittal.

This offer to purchase will expire at 5:00 p.m. (Eastern Daylight Time) on July 18, 2007, unless extended or earlier terminated. We may extend or terminate the offer at any time.

We will pay $5.00 per share properly tendered by an eligible shareholder. Payment will be made promptly after the expiration date of the offer.

If you are an eligible shareholder and wish to accept the offer, you must tender all of your shares in the manner described in this offer to purchase and accompanying letter of transmittal. The offer is not conditioned on the receipt of any minimum number of tenders. PARTIAL TENDERS WILL NOT BE ACCEPTED. ONCE YOU TENDER YOUR SHARES, YOU MAY NOT WITHDRAW THEM FROM THE OFFER.

If, after the expiration date of the offer, we have fewer than 300 shareholders of record, as calculated under the rules and regulations of the Securities Exchange Act of 1934, as amended, our board of directors intends to terminate the registration of the Company’s common stock under the Exchange Act so that the Company may become eligible to suspend its duty to file reports with the Securities and Exchange Commission, or SEC. If successful, the Company would no longer be required to file periodic and interim reports with the Securities and Exchange Commission, including annual and quarterly reports on Forms 10-K and 10-Q, or be subject to the Securities and Exchange Commission’s proxy rules. If approximately two-thirds of the eligible record holders tender their shares in the offer and we purchase such shares after the expiration date, we may have less than 300 shareholders of record. If the offer does not result in a reduction of the number of record shareholders necessary for the Company to terminate the registration of its shares under the Exchange Act, our board of directors may consider alternatives to achieve the result if it at that time our board of directors deems it to be in the best interests of the Company and its shareholders.

If you have any questions regarding the offer or need additional copies of any of the documents relating to the offer, please contact the Company at the address or telephone number listed at the end of this offer to purchase. If requested, free copies of the documents will be sent promptly to you. You may also contact Morrow & Co., Inc., the information agent for the offer, at (800) 607-0088 or Computershare, Inc., the depositary for the offer, at (303) 262-0600, or, if your shares are held by a nominee for your account in “street name,” you may also contact your own broker, dealer, commercial banker or trust company, or other nominee for assistance concerning participation in the offer.

PLEASE READ ENTIRELY THIS OFFER TO PURCHASE BEFORE MAKING AN INVESTMENT DECISION.

No person has been authorized to make any recommendation on behalf of the Company or its board of directors as to whether shareholders should tender shares pursuant to the offer. No other person has been authorized to give any information or to make any representation in connection with this offer to purchase other than those contained in this offer to purchase or in the related letter of transmittal. If given or made, such recommendation and the other information and representations must not be relied upon as having been authorized by the Company or the board of directors.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE OFFER, PASSED UPON THE MERITS OR FAIRNESS OF THE OFFER OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS OFFER TO PURCHASE, AND ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this offer to purchase is June 13, 2007.

IMPORTANT

If you were a record or beneficial holder of 99 or fewer shares of our common stock as of the close of business on June 6, 2007, you continue to hold such shares and you wish to accept the offer, there are two methods by which you may tender your shares, depending on how you hold them:

•

if you hold physical certificates evidencing the shares, you should complete and sign the letter of transmittal, which is included with this offer to purchase, in accordance with the instructions in the letter of transmittal, and mail or deliver it, along with the physical certificate(s) for all your shares, to Computershare, Inc., who is serving as the depositary for the offer, at P.O. Box 1596, Denver, Colorado 80201-1596; or

•

if you are a beneficial shareholder whose shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that registered broker or other nominee to instruct it to effect the tender of your shares.

If you hold more than 99 shares of the Company’s common stock, you are ineligible to participate in the offer.

Eligible shareholders who desire to tender their shares and whose certificates for such shares are not immediately available may tender their shares by following the procedure for guaranteed delivery described below under the caption “Terms of the Offer—Procedure for Tendering Shares—Guaranteed Delivery.” For more information regarding the procedure for tendering your shares, see “Terms of the Offer—Procedure for Tendering Shares.”

If you have lost a stock certificate evidencing shares of common stock of the Company and you wish to tender those shares in the offer, please contact Computershare, Inc., the depositary for the offer. Computershare will instruct you on the procedures to follow and whether you will be required to post a surety bond to secure against a risk that the certificate(s) may be subsequently re-circulated. Please contact Computershare, Inc. promptly so that you can timely deliver your letter of transmittal and the required affidavit of loss to the depositary.

If you have any questions regarding the offer, please contact:

Morrow & Co., Inc. at

(800) 607-0088

i

SUMMARY OF TERMS

This summary of terms, as well as the questions and answers that follow, describes the material terms of this offer to purchase. We encourage you to read the entire offer to purchase, as well as any information that has been incorporated by reference or delivered herewith, before making a decision to tender your shares to us.

•

The Company is offering to purchase for cash all shares of its common stock, without par value, held by shareholders who owned 99 or fewer shares of the Company’s common stock as of the close of business on June 6, 2007, the record date. Additional information regarding the specific terms and other requirements of the offer is described under the caption “Terms of the Offer.”

•

The offer is only available to those shareholders who owned of record or beneficially 99 or fewer shares of the Company’s common stock as of the close of business on the record date. Additional information regarding the terms of the offer is described under the caption “Terms of the Offer.”

•

The offer is voluntary. Eligible shareholders may, but are not required to, tender their shares. Eligible shareholders who wish to accept the offer, however, must tender all of the shares of the Company’s common stock they own beneficially or of record. Partial tenders will not be accepted. See “Terms of the Offer—General.”

•

The purchase price per share we are offering is $5.00. This price represents a $4.93 premium over $0.07, the closing price of our common stock as reported on the Over-the-Counter Bulletin Board, or OTCBB, on June 5, 2007, the last trading day prior to the record date. See “Special Factors—Determination of Fairness of Offer by our Board of Directors.”

•

Eligible shareholders who tender their shares directly to us will not incur any sales commission or other charges. If you hold or tender shares through a broker, bank or other institution or nominee, you should consult with the broker, bank or other institution or nominee to determine whether tender costs are applicable. See “Terms of the Offer—Brokerage Commission.”

•

The purchase price for your shares will be paid to you in cash. A check for the purchase price of your shares will be mailed to you promptly following the expiration of the offer. We will not pay any interest on the purchase price, whether during the period between when your shares are tendered and the date you receive payment or otherwise. See “Terms of the Offer—Purchase and Payment.”

•

The offer will expire at 5:00 p.m. (Eastern Daylight Time) on July 18, 2007, unless we elect to extend it or terminate it earlier in accordance with applicable law. In order for your tender to be accepted by us, we must receive your tender offer documents prior to this time. We will make a public announcement if we decide to extend the offer. See “Terms of the Offer—Expiration and Extension of the Offer; Amendment.”

•

Once you tender your shares pursuant to the offer, you may not withdraw them, unless we materially amend the terms of the offer. If the Company decides to extend the offer, the shares tendered before the extension still cannot be withdrawn and may be held through the end of the offer. See “Terms of the Offer—No Withdrawal Rights.” If you elect to sell your shares to us pursuant to the offer, once the offer is consummated you will no longer be a shareholder of the Company and will no longer have voting rights or the right to participate in any equity in the Company. See “Special Factors—Effects of the Tender Offer Generally.”

•

The sale of your shares will be a taxable transaction for United States federal income tax purposes and may be taxable for state and local income tax purposes. You should consult with your tax advisor before tendering your shares pursuant to the offer. See “Special Factors—Certain Material Federal Income Tax Consequences.”

•

If, after the completion of the offer, the Company has fewer than 300 shareholders of record, we intend to terminate the registration of our common stock under the Exchange Act and become a non-reporting company. This means that we will no longer file periodic reports with the Securities and Exchange

Commission, including, annual reports on Form 10-K and quarterly reports on Form 10-Q. In addition, we will no longer be subject to the Commission’s proxy rules. See “Special Factors—Purposes of the Offer” and “—Effects of the Tender Offer Generally.”

•

If we terminate the registration of our common stock under the Exchange Act, our common stock will no longer be eligible for trading on the OTCBB. While we anticipate that our common stock will continue to be quoted on the Pink Sheets, we cannot predict that a trading market will exist for our common stock after deregistration under the Exchange Act. As a result, it may be more difficult for the remaining common shareholders to sell their shares. See “Special Factors—Effects of the Tender Offer Generally.”

•

Since the offer is voluntary, and the shares will be purchased at a substantial premium over the current market price, we have not engaged any person or entity to issue a “fairness” or similar opinion with respect to the offer. See “Special Factors—Determination of Fairness of Offer by our Board of Directors.”

•

The Company has retained Morrow & Co., Inc. to act as the information agent in connection with the offer. The information agent may contact holders of the common stock eligible to participate in the offer. See “Terms of the Offer—Fees and Expenses.”

If you have any questions regarding the offer or need additional copies of any of the offer documents, please contact us at 1526 Cole Boulevard, Suite 300, Golden, Colorado 80401 or by telephone at (303) 233-3500. You may also contact Morrow & Co., Inc., the information agent for the offer, at 470 West Avenue, 3rd Floor, Stamford, CT 06902 or by telephone at (800) 607-0088.

QUESTIONS AND ANSWERS

Who Is Offering To Purchase My Shares?

ACT Teleconferencing, Inc. is offering to purchase shares of its common stock held by shareholders who owned beneficially or of record 99 or fewer shares of the Company’s common stock as of the close of business on the record date, June 6, 2007.

Why Is The Company Making This Offer?

The Company is seeking to reduce to fewer than 300 the number of shareholders of record of its common stock. If the Company is successful in its efforts, it intends to terminate promptly the registration of its shares of common stock under the Exchange Act. Following deregistration, the Company would no longer be a “reporting company” subject to the periodic and current reporting obligations of the Securities and Exchange Commission or its proxy rules. Deregistering would enable the Company to reduce its current expenses (including printing and mailing costs associated with public reporting and insurance premiums) relating to Securities and Exchange Commission reporting compliance, avoid future expenses relating to management’s reports on internal control over financial reporting and related independent auditor attestation procedures not yet applicable to the Company, reduce related legal and accounting expenses associated with Securities and Exchange Commission compliance, and focus management’s attention on the Company’s day-to-day operations, growth and profitability.

Why Does The Company Believe It Is Better To Operate As A Private Company?

Our board of directors believes that the benefits normally associated with public company status, including the ability to use common equity as readily available currency for corporate transactions and financings, and providing public equity holders with a market for their shares, are greatly outweighed by the costs and management distraction that could be avoided by deregistration. Since the delisting of our common stock from the Nasdaq Stock Market and the issuance by us of our Series AA convertible preferred stock, the holders of which maintain a controlling equity interest in our Company and voting control over substantially all matters concerning our shareholders, the trading market, if any, for our shares of common stock has become limited and the price per share on the OTCBB for our common stock has been and continues to be depressed. By virtue of the dividend and liquidation preferences of the Series AA convertible preferred stock, the depressed market value and limited trading volume is not expected to change in the foreseeable future. Thus, the use of such equity as currency is not available to us, and our common shareholders are unable to efficiently trade in our securities for purposes of obtaining liquidity or otherwise. Effecting the offer, however, will provide eligible shareholders a means otherwise unavailable to them to sell their shares (at a substantial premium over current stock prices), and without incurring brokerage commissions that would in most ordinary circumstances make such trades economically unfeasible. If the offer is successful and the Company is able to deregister its shares, our management will be able to focus on returning shareholder value to those shareholders of the Company who remain after the expiration of the offer. The Company also will be able to avoid making required disclosures to the public regarding the terms of its commercial transactions with its customers, which could prove advantageous for the Company when negotiating contracts with new and existing customers.

Is The Company Certain That It Will Not Be A Public Company After The Completion Of This Offer?

If the offer results in the number of our record shareholders of common stock falling below 300, we intend to terminate the registration of our common stock under the Exchange Act. If, after the completion of the offer, there are 300 or more shareholders of record holding the Company’s common stock remaining, the Company will remain subject to the reporting requirements of the Securities and Exchange Commission. In that event, the Company’s board of directors may consider other options available to it and the Company at that time to reduce the number of record shareholders to below 300 and terminate the registration of the Company’s common stock under the Exchange Act. If the Company deregisters, our common stock will not be eligible for listing on the OTCBB. Thereafter, we anticipate that our common stock will continue to be quoted in the Pink Sheets, but we cannot predict whether a market will thereafter exist for our common stock. As a result, it may become more difficult for our remaining common shareholders to sell their shares.

Am I Eligible To Participate In The Offer?

You are eligible to tender your shares only if you owned 99 or fewer shares of the Company’s common stock as of June 6, 2007, regardless of whether you owned your shares of record (i.e., in your own name) or beneficially (i.e., in “street name” held by a brokerage company account maintained for you). We reserve the right to make all determinations of who is eligible to participate in the offer.

What Will The Company Pay Me For My Shares?

We are offering to pay $5.00 per share of Company common stock, in cash, without interest.

What If I Have Lost My Stock Certificate?

If you have lost a stock certificate evidencing shares of common stock of the Company and you wish to tender those shares in the offer, please contact Computershare, Inc., the depositary for the offer. Computershare, Inc. will instruct you on the procedures to follow and whether you will be required to post a surety bond to secure against a risk that the certificate(s) may be subsequently re-circulated. Please contact Computershare, Inc., at (303) 262-0600 promptly so that you can timely deliver your letter of transmittal and the required affidavit of loss to the depositary.

How Will The Company Pay For The Shares Tendered?

The Company will pay for any tendered shares out of its available cash and other liquid assets. The Company will not borrow any funds to pay for the purchase price of the tendered shares. We have sufficient capital to pay for all shares of our common stock that are eligible to be tendered at the price offered.

Will I Have To Pay Brokerage Commissions?

No, provided that you are a record shareholder and tender your shares directly to us. If you hold your shares or tender your shares through a broker, bank or other institution, you should consult with that party to determine whether any transaction costs will be charged to you.

When Will I Receive My Money?

A check in the amount of the purchase price for all of your shares will be mailed promptly after the expiration of the offer. Please allow sufficient time for the postal service to deliver your check.

Am I Required To Tender My Shares?

No. This is a voluntary offer. You may elect to tender your shares or, in the alternative, hold your shares and maintain your rights as a shareholder and the right participate in the future equity of the Company, if any.

May I Tender Less Than All Of My Shares?

No. You must tender all of your shares of the Company’s common stock if you wish any of your shares to be purchased. PARTIAL TENDERS WILL NOT BE ACCEPTED.

How Do I Tender My Shares?

If you hold your shares in your own name (i.e., “of record”), you can tender your shares by completing and sending the enclosed letter of transmittal (printed on blue paper), along with any other documents required by the letter of transmittal, and your stock certificates to Computershare, Inc., as depositary, at the address listed on the enclosed letter of transmittal.

If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you should contact the applicable nominee if you desire to tender your shares. You will need to provide the applicable nominee with the client instruction form (printed on green paper) instructing the nominee how to tender your shares.

If you cannot deliver your shares or other required documents prior to the expiration date of the offer, you may tender your shares by delivering the notice of guaranteed delivery (printed on yellow paper) followed by your certificates and other documents within three (3) business days. The notice of guaranteed delivery must be guaranteed by a registered national securities exchange, the National Association of Dealers, Inc., a commercial bank, a trust company, a savings and loan association or credit union that is a member of an approved signature guarantee medallion program.

You may also call the depositary, Computershare, Inc., at (303) 262-0600 for additional information. See “Terms of the Offer—Procedure for Tendering Shares.” You also may call us at (303) 233-3500 or our information agent, Morrow & Co., Inc., at (800) 607-0088 if you have additional questions or require further assistance.

How Much Time Do I Have To Tender My Shares?

You may tender your shares at any time until 5:00 p.m. (Eastern Daylight Time) on July 18, 2007. We may extend or terminate the offer or waive any unfulfilled condition in our sole discretion, and we will extend the expiration date of this offer to purchase if we have not filed with the Colorado Secretary of State by such date and time the amendment to our Amended and Restated Articles of Incorporation. See “Terms of the Offer—Expiration and Extension of the Offer; Amendment.” Under applicable federal securities laws, the amendment, which already has been approved by our board of directors and by our shareholders by written consent, may not be filed earlier than 20 days after we mail to our shareholders an information statement regarding the amendment. Our preliminary information statement on Schedule 14C regarding the amendment has been filed today with the Securities and Exchange Commission, and we intend to mail to our shareholders the definitive information statement concerning the amendment as soon as reasonably practicable on or after June 25, 2007.

How Will I Be Notified If The Offer Is Extended?

If the offer is extended past July 18, 2007, we will make a public announcement of the new expiration date no later than 9:00 a.m. (Eastern Daylight Time) on the next business day after the last previously scheduled or announced expiration date.

Can I Withdraw Previously Tender Shares?

No. Once you tender your shares pursuant to the offer, you cannot withdraw them, unless we materially amend the terms of the offer.

Is The Offer Conditioned Upon Anything?

No. The offer is, however, contingent as to each eligible shareholder upon such shareholder’s proper tender to the Company of all of the shares of common stock held either beneficially or of record such shareholder. Partial tenders will not be accepted.

Can The Company Amend The Terms Of The Offer?

Yes. Subject to compliance with applicable laws, the Company reserves the right, in its sole discretion, to amend the offer in any respect. The Company will publicly announce any amendment to the offer. If the amendment is material, we will provide notice and, if necessary, extend the offer to ensure that at least five business days remain prior to expiration of the offer, and shareholders that have tendered their shares pursuant to the offer prior to the amendment will have an opportunity to withdraw their shares.

Did The Board of Directors Receive Any Fairness Opinions Or Similar Reports Regarding The Fairness Of The Offer?

No. Neither the Company nor its board of directors received any opinions or reports from outside financial advisors regarding the fairness from a financial point of view, or otherwise, to our eligible shareholders because the offer is voluntary for only a limited number of odd-lot shares at a significant premium above the market price as reported on the OTCBB.

What Are The Federal Income Tax Consequences Of Participating In The Offer?

Generally, you will be subject to United States federal income taxation when you receive cash from the Company in exchange for the shares you tender. Your tender of shares may also constitute a taxable transaction for state, local, foreign and other tax purposes. Please consult with your tax advisor to determine the federal, state, local and foreign tax consequences of sales made by you pursuant to the offer in view of your own particular circumstances before tendering your shares. See “Special Factors—Certain Material Federal Income Tax Consequences.”

Who Can I Contact If I Have Additional Questions About The Offer?

If you have any additional questions, you may contact the information agent at the address or telephone number set forth at the end of this offer to purchase. You may also call us at (303) 233-3500 if you have additional questions or require further assistance.

SPECIAL FACTORS

Background

We are a full-service provider of audio, video, data and web-based conferencing services to businesses and organizations in North America, Europe and Asia Pacific. As of the close of business on June 6, 2007, the record date, there were approximately 17,055,325 shares of common stock, no par value per share, issued and outstanding and approximately 342 record holders of our common stock. At that date, approximately 61 record holders and 203 beneficial owners known to us held 99 or fewer shares of our common stock and, as a result, are eligible to participate in the offer. If approximately two thirds of our eligible record holders participate in the offer, there may be following the completion of the offer fewer than 300 shareholders of record of the Company’s common stock. In that event, we intend to seek to deregister under the Exchange Act and cease reporting with the Securities and Exchange Commission. Participation by eligible beneficial owners will not necessarily reduce the number of our record shareholders.

Since the Company’s delisting from the Nasdaq Stock Market in late 2005 and the Company’s issuance of its Series AA convertible preferred stock with substantial voting rights and dividend and liquidation preferences, there has been a limited trading market for the Company’s common stock and the price per share has been depressed. The absence of an active trading market and the low stock price may also be due, in part, to the low number of shareholders owning the Company’s common stock. In addition, the substantial voting rights of the Series AA convertible preferred stock, which vote on an as-converted basis with the common stock, may negatively impact the liquidity and value of the common stock. Our common stock had an average daily trading volume of 7,316 shares, 14,975 shares and 17,720 shares for the three-month, six-month and twelve-month periods ending April 30, 2007, respectively. Our limited trading market has not allowed our shareholders to recognize one of the primary benefits that should be available to shareholders of a publicly traded company—the ability to buy and sell stock in a liquid market in which accurate and timely pricing information is readily available—and we have not enjoyed the ability to use our equity as a currency for business and financial transactions.

Because we and our shareholders have been unable to take advantage of the primary benefits of being a public company, we believe that the costs of compliance with increasingly stringent reporting and auditing requirements under the Exchange Act greatly exceed the benefits of maintaining our reporting status. Such costs include the expenses (including legal and independent auditor fees) and diversion of management attention relating to periodic and current reporting obligations, and printing and mailing proxy and information statements and other documents, required by the Exchange Act. Smaller publicly-traded companies, such as the Company, often have more difficulty absorbing these costs and resource allocations than larger publicly-traded companies since these costs represent a larger portion of smaller company revenues. The Company currently pays estimated ongoing costs, totaling approximately $600,000 per year, as a public reporting company. Such costs relate to compliance with filing Forms 10-Q, 10-K and proxy statements, compliance reviews, certification compliance and printing costs and listing fees, which the Company would not incur as a private company. Those costs do not include the time and resources of the Company or its senior management and other employees in preparation of these reports and compliance with reporting obligations. And, we anticipate that our audit costs will increase for our fiscal years ending December 31, 2007 and 2008 as result of the internal and external audit requirements and reporting obligations associated with implementing Section 404 of the Sarbanes-Oxley Act of 2002. Given our relatively small number of employees and the size of our Company, compliance with the new regulatory requirements would create a substantial time burden on existing employees. The time spent by our management on preparation of required reports and compliance with these new regulations could be more productively spent on other business matters that bear a more direct relationship to our operations, profitability and shareholder return. We believe that becoming a private company will enhance our operating flexibility and resources to focus upon the long-range plans for the Company and needs of our customers.

Purposes of the Offer

The board of directors has proposed the offer for the following purposes:

•

Terminate the Registration of Our Common Stock. If at the conclusion of the offer the number of the Company’s common shareholders of record is less than 300, the board of directors intends to deregister the Company’s common stock under the Exchange Act and cease to be a “reporting company.” This will allow the Company to cease filing reports and complying with proxy solicitation and other requirements under the Exchange Act, and avoid the significant costs and administrative burdens associated with such requirements.

•

Reduce Expenses Associated with Administering Small Shareholder Accounts. The expense of administering accounts of small shareholders is disproportionate to their ownership interest in the Company. As of June 6, 2007, the record date, there were approximately 61 shareholders of record holding 99 or fewer shares of the Company’s common stock and 203 shareholders known to us beneficially owning 99 or fewer shares of the Company’s common stock. These eligible record and beneficial shareholders hold an aggregate of approximately 10,326 shares of our outstanding shares common stock. As a result, these odd-lot owners hold less than approximately .06% of all of our outstanding shares common stock. And, approximately 20% of the administrative expense relating to our record shareholder accounts relate to holders owning less than one-tenth of 1% of our outstanding common stock. Even if the record shareholder base does not fall below 300, we believe that every tender by a qualified odd-lot shareholder will reduce our administrative expenses going forward.

•

Provide Eligible Shareholders the Opportunity to Sell Shares at a Premium Without Incurring Brokerage Commissions. There is no active trading market for our common stock, and a more limited trading market for odd-lot holders’ shares. As a result, shareholders are unable to efficiently trade in our shares when they choose. In particular, shareholders holding small amounts of common stock may find it uneconomical to dispose of shares due to minimum brokerage commissions which are often charged. The offer will permit eligible shareholders to directly tender small amounts of our shares at a premium without paying the minimum brokerage commissions typically charged, and to do so without material impact to our capital structure, equity value, balance sheet or operations.

Our Reasons for Pursuing the Odd-Lot Tender Offer Rather than Other Alternatives

We began considering deregistration of our common stock under the Exchange Act after the end of our most recently completed fiscal year in conjunction with our continuing efforts to reduce expenses. Following its review of the operating expenses for the fiscal years ended December 31, 2005 and 2006, our board of directors concluded that the costs associated with maintaining the Company’s reporting status, and the increases in those costs expected in the future, were no longer in the best interests of the Company or its shareholders, particularly in light of its size and resources.

Our board of directors, at meetings held on February 2 and May 16, 2007, discussed and considered with the Company’s outside securities law counsel a number of alternatives available to the Company to reduce the number of our record shareholders to below 300 and terminate the registration under the Exchange Act of our common stock. Messrs. Carlos Salas and Rick Fresia, the Company’s Chief Financial Officer, also met with the Company’s outside securities law counsel on March 1, March 9 and April 1, 2007 to discuss the alternative available to reduce the record holder count, the procedures to be followed for each alternative and the costs relative to each alternative. Considered alternatives at each of the formal and informal meetings included (a) a reverse stock split; (b) a tender offer available to all holders of shares of the Company’s common stock (rather than to only odd-lot holders); and (c) the odd-lot tender offer. In deciding the most appropriate alternative, our board of directors sought to minimize costs and the impact on the Company’s shareholders. A change of control transaction was not considered because any such transaction would not achieve the desired goal in either the most cost efficient or least disruptive manner. With respect to each alternative, the board of directors discussed the steps and estimated costs associated with each option. On June 6, 2007, our board of directors, including our non-employee directors, unanimously approved the odd-lot tender offer transaction, including the price to be paid per share of common stock tendered, which our board of directors unanimously determined was a fair price to our shareholders, and the June 6, 2007 record date for determining the shareholders eligible to participate in the offering.

The reverse stock split was not selected because that transaction is not necessarily voluntary from the perspective of those shareholders who would no longer be shareholders after the reverse split; shareholders who would not have voted for that transaction could have been forced to sell their post-reverse split fractional shares back to the Company at a pre-determined price, whether or not it was in their individual best interests. And, there was no certainty that the Company’s common shareholders would have approved a reverse stock split, or that a reverse stock split would result in lower costs to the Company to achieve its objectives. The reverse split was considered, however, because it has the advantage that if it is approved by a vote of the shareholders, the success of reducing the number of shareholders to below 300 and deregistering is more certain.

The tender offer to all holders of common stock was not selected for two principal reasons: (a) it would likely have been more expensive because more shareholders would be eligible to participate and therefore more shares would likely be tendered for purchase; and (b) the higher costs, relative to the odd-lot tender offer, anticipated to complete a tender offer to all holders did not increase the likelihood of success in reducing the number of our record holders to below 300. If, for example, such an offer were over-subscribed, the Company could have been required to purchase shares from all tendering shareholders (other than those holding odd-lots who for the reasons articulated below would have been less likely to be participants in a tender offer open to all holders) on a pro rata basis, which would have resulted in purchase price being paid to shareholders who remained such after the offer and not necessarily have the desired effect of reducing generally our record shareholder count. There was also no guarantee that any odd-lot holders would tender their shares in such an offer because the offer would have been at a substantially lower price per share since the Company would likely have been required to purchase more shares in the aggregate.

This odd-lot tender offer, on the other hand, was not only a voluntary transaction from the perspective of the eligible shareholders, it also proved to be the most cost effective given the number of odd-lot holders. If the offer is successful and fully subscribed, the Company expects to pay less than approximately $52,000 in the aggregate for the shares (approximately 0.09% of the Company’s 2007 annual revenues). If the offer is unsuccessful in reducing the number of shareholders to below 300, the expense of purchasing the shares from the tendering shareholders would be even lower relative to the Company’s revenues. Furthermore, it was the least disruptive to the shareholder base generally (allowing the substantial majority of the Company’s shareholders who hold at least 100 shares to maintain their equity ownership in the Company and participate in the future performance of the Company, and to do so at effectively their current relative equity interest percentages). Those odd-lot holders who participated would also be able to determine based on their own individual circumstances whether to sell their shares to the Company, and whether to do so without incurring broker fees usually associated with odd-lot sales was in their respective best interests.

The offer is designed to achieve a reduction in the number of record holders of our common stock. If the offer is not successful in effecting that reduction, our board of directors may consider again these and other alternatives. The board of directors may also determine not to seek further the termination of the registration of its common stock under the Exchange Act, if at that time the board of directors no longer believes it to be in the best interests of the Company and its shareholders.

Effects of the Tender Offer Generally

The shares of common stock purchased in the offer will be returned to the status of authorized but unissued shares of common stock. If the offer results in the number of our common shareholders of record falling below 300, we will be eligible and currently intend to deregister our common stock under the Exchange Act. Under applicable Securities and Exchange Commission rules, companies are permitted to terminate the registration of, and suspend their Securities and Exchange Commission reporting obligations with respect to, any class of securities held of record by fewer than 300 persons. Once these obligations have been suspended, companies cease to be “reporting companies” and are no longer required to file periodic reports with the Securities and

Exchange Commission, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. We also will no longer be subject to the proxy requirements of the Exchange Act. In addition, following deregistration, our directors, executive officers and persons owning more than 10% of our outstanding shares of common stock will no longer be subject to the reporting and short-swing trading provisions of Section 16 of the Exchange Act. As a result, the amount of information provided to shareholders after deregistration may be less than the amount currently supplied. Accordingly, it may be more difficult for shareholders to obtain information about us. Nevertheless, we will remain subject to the antifraud provisions of the Securities Act of 1933, as amended, and the Exchange Act. This means that, among other things, officers and directors cannot trade in our common stock on the basis of material, nonpublic information.

If we terminate our registration of the common stock under the Exchange Act, we will no longer be eligible to have our stock quoted on the OTCBB. While we anticipate that our common stock will continue to be quoted on the Pink Sheets, we cannot guarantee that a market will exist for our shares of common stock. As a result, it may be more difficult for holders to dispose of their shares of our common stock. There is currently no active trading market for our shares on the OTCBB, however, and therefore we do not believe that our shares ceasing to be listed on the OTCBB will materially affect shareholder liquidity.

Although following any deregistration we and our remaining shareholders will no longer have available the benefits of a public company, we believe the net effect of deregistration will be beneficial to shareholders. We anticipate that senior management will be less preoccupied with the reporting, proxy and audit requirements applicable to public entities. This will permit management to focus on long-term business prospects beneficial to shareholders and customers. Also, the Company will avoid increasing legal, audit and accounting expenses associated with the reporting obligations under the Exchange Act. We anticipate that deregistration of our common stock will, based upon expenses incurred for the most recently completed fiscal year, result in estimated annual cost savings of approximately $600,000, which is attributable to the following cost savings:

Accounting fees related to SEC work	$265,000
Additional outside accounting for internal control compliance	$50,000
Legal fees related to SEC work	$150,000
Investor communications	$10,000
Transfer agent fees	$10,000
Stock exchange fees	$5,000
Additional insurance premiums	$25,000
News releases and public relations	$10,000
Printing fees	$75,000

TOTAL	$600,000

The time devoted by the management of the Company to tasks associated with public reporting and the associated cost will also be eliminated.

Although we intend to deregister our common stock under the Exchange Act if the number of record shareholders owning the Company’s common stock falls below 300 at the completion of the offer, there is no guarantee that this will be the result of the offer. If upon the expiration of the offer an insufficient number of record shareholders have tendered their shares to reduce the number of shareholders owning the Company’s common stock to less than 300, we may extend the expiration date of the offer to allow eligible shareholders additional time to participate. Also, whether or not we extend the offer, if we continue to have 300 or more record shareholders owning the Company’s common stock, we may make an additional offer to purchase shares of our common stock held by shareholders that continue to own 99 or fewer shares. We may also explore other alternatives to reduce the number of shareholders, including another tender offer (either to all holders or odd-lot holders only), a reverse stock split or other transaction, and, if the board of directors believes that deregistration remains in the best interests of the Company, the termination of the registration of our common stock under the Exchange Act. It is possible that if the Company were to pursue one of these alternatives the offering price in such transaction could be higher or lower than the offering price for the offer. In the event our common stock record holders are not reduced to below 300, we will continue to be a publicly traded company subject to the reporting requirements of the Exchange Act. Such compliance will require management time that would otherwise would be applied to the conduct of other aspects of the business and would require the Company to incur the ongoing costs identified above. The board of directors considered these ramifications when determining to make the offer.

All shares of common stock purchased under the offer will be returned to authorized but unissued shares of our common stock. The record and beneficial shareholders known to us who are eligible to participate in the offer hold in the aggregate approximately 10,326 shares of the Company’s common stock. This represents less than .06% of the total number of currently issued and outstanding shares. As a result, we do not anticipate any material impact on the relative stock ownership of the remaining shareholders. Also, if all such eligible shareholders participate in the offer, we expect to pay in the aggregate not more than $51,630 to purchase these shares. As a result, we do not believe the completion of the offer will have a material effect on our financial condition or results of operations. Purchases of stock will be funded with our cash on hand and other liquid assets. We do not anticipate borrowing any funds to purchase shares in connection with the offer. Also, aside from ceasing to be a reporting company (provided we are eligible to do so), we intend to continue to operate our business in primarily the same manner as currently conducted. No changes in our executive officers or board of directors are anticipated to result from the offer or our deregistration, if successful.

Tendering shareholders will no longer have the opportunity to vote their shares or participate in the potential growth of equity appreciation in the Company. Conversely, tendering shareholders will not face the risk of any decrease in the value of the Company’s common stock.

Except as set forth in this offer to purchase, the Company does not have any plans, proposals or negotiations that would result in: (a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company; (b) any purchase, sale or transfer of any material amount of assets of the Company; (c) any material change in the Company’s dividend policy, or indebtedness or capitalization of the Company; (d) any change in the present board of directors or management of the Company, including any plans or proposals to change the number or term of the directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer; or (e) any other material change in the Company’s corporate structure or business.

Effects of the Tender Offer on Affiliated Shareholders

Except as provided below, the offer will impact both affiliated and unaffiliated shareholders of the Company who are not eligible to participate in the offer in the same manner. As used in this offer to purchase, the term “affiliated shareholder” means any shareholder who is a director or executive officer of the Company or any other person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the Company. “Affiliated shareholder” therefore includes the directors and executive officers listed in “Information About the Company—Management Information” and Dolphin Management Inc. The term “unaffiliated shareholder” means any shareholder other than an affiliated shareholder. As none of the affiliated shareholders of the Company are eligible to participate in the offer, the effects of the offer on each of the affiliated shareholders will be the same. We expect that our executive officers and directors will continue to beneficially own immediately after the offer the shares of common stock reported as beneficially owned by them below under “Information About the Company—Beneficial Ownership of Directors and Executive Officers.”

Other potential effects of the offer which are applicable to the affiliated shareholders include the following:

•

Reduced reporting requirements for officers and directors. The directors, executive officers and persons owning more than 10% of our outstanding shares of common stock will no longer be subject to the reporting and short-swing profit provisions under the Exchange Act with respect to changes in their beneficial ownership of our common stock; and

•

Share Ownership. The number of stockholders holding 99 or less shares of the Company’s common stock constitutes approximately .06% of the issued and outstanding shares of the Company’s common stock. If the offer is fully subscribed, it will not materially impact the percentage of beneficial ownership of the Company’s common stock held by other shareholders. As of May 1, 2007, the affiliated shareholders beneficially owned in the aggregate approximately 58.7% of the Company’s combined voting power. Following a fully subscribed offer, they would own in the aggregate approximately 58.71%.

Effects of the Tender Offer on Unaffiliated Shareholders

The effects of the offer on unaffiliated shareholders will vary depending on whether or not the unaffiliated shareholder is eligible to participate in the offer and chooses to tender his or her shares pursuant to the offer. Eligible and tendering unaffiliated shareholders will:

•	receive $5.00 per share in cash, without interest;

•

after completion of the offer, no longer have any equity interest in the Company and therefore will not participate in its future potential earnings or growth, if any, or bear the risk of any possible future depreciation in value of that equity interest;

•	be required to pay federal and, if applicable, state and local income taxes on the cash received in the offer; and

•

be able to sell their shares directly to the Company without paying brokerage commissions; transaction costs may be applicable, however, if the shares are tendered through a broker, bank or other institution.

Potential effects on unaffiliated shareholders who remain shareholders after the offer include the following:

•

Decreased Access to Information. If the offer results in reducing the number of shareholders by the required amount, we intend to terminate the registration of our common stock under the Exchange Act. As a result, the Company will no longer be subject to the periodic reporting requirements and proxy rules of the Exchange Act. Similarly, executive officers, directors and other affiliates will no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including the reporting and short-swing profit provisions of Section 16 of the Exchange Act.

•

Decreased Liquidity. The liquidity of the shares of common stock held by unaffiliated shareholders may be further reduced by the termination of the registration of the common stock under the Exchange Act and the delisting of the common stock from the OTCBB. Future trading in our common stock after the offer, if successful in deregistering our common stock under the Exchange Act, may continue to occur in the Pink Sheets or in privately negotiated sales. No active trading market is expected to develop in our common stock for the foreseeable future.

•	Book value per share. If the offer is fully subscribed, neither the book value per share of common stock nor earnings per share will be materially impacted.

•

Share Ownership. If the offer is fully subscribed, we expect that the percentage of beneficial ownership of the Company’s common stock held by affiliated shareholders will increase by less than one-tenth of 1%.

Certain Material Federal Income Tax Consequences

The following general discussion summarizes certain anticipated material United States federal income tax consequences of the offer generally applicable to shareholders who tender their shares of our common stock in exchange for cash. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, current and proposed Treasury regulations, and judicial and administrative decisions and rulings and addresses only such shareholders who hold our stock as a capital asset. This discussion does not address all of the United States federal income tax consequences that may be relevant to particular shareholders in light of their individual circumstances or to shareholders who are subject to special rules, such as (a) persons subject to the alternative minimum tax; (b) persons who hold shares of our common stock through partnerships or other pass-through entities; (c) financial institutions; (d) tax-exempt organizations; (e) retirement plans; (f) insurance companies; (g) dealers in securities or foreign currencies; (h) persons who are not citizens or residents of the United States, or who are foreign corporations, foreign partnerships or foreign estates or trusts; (i) persons who hold such shares as part of a straddle, a hedge against currency risk, or as part of a constructive sale or conversion transaction; or (j) persons who acquired their shares upon the exercise of employee stock options or otherwise as compensation. In addition, this discussion does not address the tax consequences of the offer under state, local or foreign laws.

For federal income tax purposes, the exchange of shares for cash pursuant to the offer will be treated as a taxable sale by each shareholder participating in the offer of his or her shares in the Company. Each shareholder will recognize gain or loss upon the surrender of such shareholder’s shares in the offer in an amount equal to the difference, if any, between (i) the amount of cash received, and (ii) the shareholder’s adjusted tax basis in our shares surrendered. In general, any gain or loss recognized will be a capital gain or loss and will be long-term capital gain or loss if the shares giving rise to the recognized gain or loss have been held for more than one year at the time the offer closes. Long term capital gains recognized by shareholders who are natural persons are generally taxed at favorable rates relative to the rates imposed on ordinary income. Short-term capital gains (capital gains other than long-term capital gains) recognized by non-corporate taxpayers and generally all capital gains recognized by corporate taxpayers are taxable at the same tax rates as are imposed on ordinary income. The deductibility of capital losses is subject to limitations.

Although each participating shareholder is required to tender all of our shares held by such shareholder, the constructive ownership rules of Section 318 of the Internal Revenue Code of 1986, as amended (under which shareholders are treated as holding not only their own shares but also shares held by certain related persons and entities), will apply to determine whether each shareholder constructively owns any part of our stock after the offer. In certain circumstances, however, a shareholder who constructively owns our stock may be required to treat gain recognized as ordinary dividend income (rather than capital gain) or, in the case of a loss, may be denied a loss. Because the constructive ownership rules are complex, each shareholder who believes these rules may apply should contact his or her own tax advisor.

Under the Internal Revenue Code of 1986, as amended, payment to a shareholder pursuant to the offer may be subject, under certain circumstances, to backup withholding at a 28% rate, unless such shareholder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the shareholder’s federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

To prevent backup withholding, each shareholder must provide his, her or its correct taxpayer identification number by completing a Form W-9, certifying that the taxpayer identification number provided is correct (or that the shareholder is awaiting a taxpayer identification number) and that (a) the shareholder is exempt from backup withholding; (b) the shareholder has not been notified by the Internal Revenue Service that the shareholder is subject to backup withholding as a result of a failure to report all interest or dividends; or (c) the Internal Revenue Service has notified the shareholder that the shareholder is no longer subject to backup withholding.

The United States federal income tax consequences set forth above are for general information only and are not intended to constitute a complete description of all tax consequences relating to the offer. You are urged to consult your own tax advisor to determine the particular tax consequences to you of tendering shares pursuant to the offer, including the applicability and effect of foreign, state, local and other tax laws.

Determination of Fairness of Offer by our Board of Directors

For reasons discussed below, the board of directors believes that the offer is fair to affiliated and unaffiliated shareholders of the Company, whether or not such shareholders are eligible to participate in the offer. This belief is based on the board of directors’ knowledge of the Company’s business as well as other factors. Specifically, the board of directors believes that the offer is fair to eligible shareholders for the following reasons:

•	The offer is voluntary. Eligible shareholders are not required to tender their shares.

•

The offer purchase price is at a premium to current trading prices. We are offering to pay $5.00 for each share of common stock tendered under the offer, which represents a $4.93 premium over $0.07, the price quoted for the Company’s common stock on the OTCBB as of June 5, 2007 (the last trading day before the record date).

•	Eligible shareholders who directly tender their shares to the Company will avoid brokerage commissions that would otherwise be incurred if the shares were sold in an open market transaction.

•	The offer provides eligible shareholders an opportunity to sell their shares at a premium even though there is no active trading market for their shares.

These benefits, however, must be weighed against the fact that tendering shareholders will no longer benefit from any future earnings and growth in the Company or our common stock; conversely, they will no longer bear the risk of decreased equity value.

Our board of directors also believes that the offer is fair to shareholders who are not eligible to participate or who otherwise decide not to tender. This belief is based on the board of directors’ consideration of the following factors:

•

If we are able to terminate the registration of our common stock under the Exchange Act, we believe that the cost savings will benefit those shareholders who did not participate in the offer. These cost savings include known and unknown expenses incurred by public companies, including those related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Also, management will be able to better focus its resources on operating the Company’s business. These cost savings and increase in focus should enhance our ability to increase the Company’s profitability. Even if the Company continues to have more than 300 shareholders holding the Company’s common stock after the completion of the offer, we will eliminate administrative expenses (such as printing and mailing costs related to shareholder communications and proxy and information statements) related to the small shareholders who tendered their shares pursuant to the offer.

•

If we succeed in deregistering our common stock under the Exchange Act, we will no longer be subject to the Securities and Exchange Commission’s reporting or proxy disclosure requirements, which will result in lower legal, accounting and insurance fees and costs.

•

If our common stock is no longer subject to the Exchange Act reporting requirements, we will no longer be eligible to have our stock quoted on the OTCBB. While this may negatively affect any current liquidity, trading volume and marketability of our common stock, we do not anticipate that this change will have a significant impact on the remaining shareholders. Since the Company’s shares of common stock have been delisted from the Nasdaq Stock Market, there has been no active trading market for the shares irrespective of the listing on the OTCBB. Also, although we cannot guarantee that it will continue to occur, we anticipate that the Company’s common stock will continue to trade on the Pink Sheets.

In determining a fair and equitable price for the offer, the board of directors considered a number of factors, including current market prices, historical stock prices for the Company and trading volume activity. Additionally, in determining the $5.00 per share price to be paid for tendered shares in the offer, the board of directors considered the premium it represented over the current market price and took into account the Company’s financial performance to date and estimates for 2007. It also considered the prices at which an offer for so few shares per odd-lot holder may become compelling enough for those eligible to participate to consider taking the time to do so. After careful consideration of these factors, the board of directors concluded that $5.00 was a fair and motivating price to shareholders for the tendered shares and, also, to the remaining shareholders after taking into account the effects of the offer on the Company.

•

Current and Historical Market Price. The current and historical market prices were important considerations for the board of directors. The market price for a share of common stock over the 52-weeks ended March 31, 2007 has ranged between approximately $0.05 and $0.15. The $5.00 per share price to be paid for tendered shares in the offer represents a $4.93 per share, or over a 7,000%, premium over the current market price as of the close of business on June 5, 2007, the last trading day before the record date for the offer.

•

Book Value. As of March 31, 2007, the net book value per share of our common stock was negative. The $5.00 offer price therefore represents a substantial benefit to holders who are eligible to participate in the offer and receive value for their shares otherwise not available to them.

•

Liquidation Value. In determining the fairness of the offer, the board of directors did not attempt to establish the liquidation value of the Company. The board of directors determined that such a valuation would not be material to its decision in light of the fact that the Company does not intend to liquidate, and the offer will not materially affect the Company’s operations or business.

•

Going Concern. The board of directors did not assign a “going concern” value to the Company’s common stock. A going concern valuation is an attempt to value a company as an operating business. It is often expressed as the present value of future earnings of a company in the context of the returns an investor could expect to receive on the investment over a future period. The board of directors determined that the cost of such a valuation far outweighed any benefit and that the valuation would not be material to its discussion concerning whether the offer was fair to unaffiliated shareholders because the Company itself was not for sale, and only a small percentage of the Company’s stock may be repurchased in the offer.

•

Other Considerations. In addition to the foregoing factors, the board of directors considered the impact on the value of the common stock of the Series AA convertible preferred stock and its increasing liquidation preference (the Series AA convertible preferred stock receives a quarterly increase in its stated value at a rate of 9.55% (compounded quarterly)), which is required to be paid to the holders of the preferred stock before any amounts may be paid in respect of the common stock.

The above discussion is not intended to be exhaustive. It is merely intended to discuss some of the material factors upon which we based our determination that the offer is fair to all shareholders. In reaching the determination that the offer is fair to all shareholders, our board of directors considered all factors as a whole. Individual directors may have given different weight to different factors. None of the factors that our board of directors considered, however, led the board of directors to believe that the offer is unfair to shareholders.

The offer was approved unanimously by our board of directors, including all of the board of directors who are not Company employees, on June 6, 2007. Given the consensus of our board of directors that the offer is fair to shareholders who are eligible and not eligible to participate in the offer based on the factors discussed above, the board of directors did not appoint a committee of disinterested directors or obtain an unaffiliated representative to negotiate the terms of the offer. The board of directors also did not obtain an unaffiliated representative to prepare any report, opinion or appraisal relating to the consideration, or the fairness of the consideration, to be offered pursuant to the offer. The board of directors determined that the engagement of an unaffiliated shareholder representative on behalf of unaffiliated shareholders was not necessary, practical or advisable and would constitute an unnecessary expense because of the very small size of the offer, the voluntary nature of the offer and the premium of the purchase price offered over the market price on the record date, which will be less costly to tendering record shareholders than ordinary open market sales because of the absence of brokerage commissions.

Our board of directors also believes that the offer is procedurally fair because it is voluntary for tendering shareholders. As a result, eligible shareholders are entitled to make individual decisions based on their personal financial situation, personal risk tolerance or personal view of the Company. And, the Company obtained the consent to the purchase by the Company of its common shares, which constitutes a distribution under Colorado law, by a majority of the Company’s Series AA convertible preferred stock, as required by the terms of such preferred stock.

No other action of shareholders related to the offer is required under Colorado law and the board of directors did not deem it appropriate to subject individual common shareholders who may tender their shares to the approval of the common shareholders who may not; the voluntary and uncoercive nature of the transaction affords the participating shareholders ample protection. In effect, the odd-lot holders cast a vote against the tender offer by failing to tender his or her shares. Also, shareholders, including those ineligible to participate in the offer, have been notified of the offer and the implications of the transaction on them by receipt of a copy of the original tender offer materials dated June 13, 2007 and have the opportunity to sell their shares before or after completion of the offer.

Because the offer will not result in a material impact to book value or earnings per share, the board of directors did not appoint a representative for non-eligible shareholders. In addition, because the affiliated shareholders will generally be financially affected in an identical manner as the unaffiliated shareholders not participating in the offer, the board of directors determined that a representative for the unaffiliated shareholders was not warranted.

NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS IS MAKING ANY SPECIFIC RECOMMENDATION REGARDING WHETHER YOU SHOULD TENDER YOUR SHARES IN THE OFFER AND NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS KNOWS THE PERSONAL FINANCIAL SITUATION OF ITS SHAREHOLDERS. ACCORDINGLY, YOU MUST MAKE YOUR OWN DETERMINATION AS TO WHETHER OR NOT TO TENDER YOUR SHARES.

TERMS OF THE OFFER

General

We are offering to purchase all shares of our common stock held by shareholders who own 99 or fewer shares of our common stock as of the close of business on June 6, 2007, the record date. Properly tendered shares by these odd-lot shareholders will be purchased at $5.00 per share, without interest. The purchase price for the offer was determined by the board of directors based, in part, upon the common stock’s current market price. A proper tender will include delivery of a properly executed letter of transmittal to the depositary at the address provided in the letter of transmittal. Payment for properly tendered shares will be made promptly upon the expiration of the offer. You may tender your shares only if you are the owner of record of 99 or fewer shares of the Company’s common stock on the record date. You are also eligible to participate in the offer if you are the beneficial owner of 99 or fewer shares of the Company’s common stock held in “street name” on the record date. These shares will often be held in a brokerage account maintained by you.

Participation in the offer is voluntary. You may choose to continue to hold your shares and retain your rights as a shareholder. If you are a holder of 99 or fewer shares of the Company’s common stock and you elect to accept the offer, however, you must tender all of your shares of common stock. Only shares properly tendered and not properly withdrawn will be purchased.

Conditions to the Offer

The offer is not conditioned on the receipt of tenders for any minimum number of shares. We will not accept any alternative, conditional or contingent tenders. Any tender of shares by any eligible shareholder must be for all shares of the Company’s common stock owned by such shareholder. We reserve the right in our discretion to reject any improper tender. If we fail at any time to exercise our rights, it shall not constitute a waiver of those rights.

Expiration and Extension of the Offer; Amendment

The expiration date of the offer is Wednesday, July 18, 2007, unless we elect to extend the offer to a later date or earlier terminate it at our discretion. Your offer documents must be received by the depositary no later than 5:00 p.m. (Eastern Daylight Time) on the expiration date or at any date thereafter to which the offer is extended by us.

We reserve the right, in our sole discretion, to extend the period of time during which the offer is open and thereby delay acceptance of, and payment for, any shares tendered. Promptly following the expiration date, we will accept and pay for, and thereby purchase, shares properly tendered and not properly withdrawn. We will extend the expiration date of this offer to purchase if we have not filed with the Colorado Secretary of State by such date and time the amendment to our Amended and Restated Articles of Incorporation described below.

Our board of directors and shareholders (by written consent) have approved an amendment to our Amended and Restated Articles of Incorporation that will enable the Company to pay dividends on our shares of common stock or reacquire from time to time shares of our common stock from our existing shareholders, subject in any such instance to the required prior written consent of our preferred shareholders. This amendment was required in order to enable the Company to effect the offer and pay for the shares properly tendered in compliance with applicable Colorado law, and to effect any subsequent tender offer that may be made by us to the extent the offer is unsuccessful at reducing our record common shareholder count to below 300.

The amendment enables the Company, subject to the required prior written consent of the holders of our Series AA convertible preferred stock, to make distributions to our holders of common stock so long as after giving it effect (1) we are able to pay our debts as they become due in the usual course of business and (2) our total assets would exceed our total liabilities, without adding to our “total liabilities” for purposes of the determination the preferred stock liquidation preference. Under applicable federal securities laws, because the amendment was adopted by our shareholders by written consent, we are not permitted to file the amendment with the Colorado Secretary of State until 20 calendar days after we first mail a definitive information statement regarding the amendment to our shareholders. We filed a preliminary information statement on Schedule 14C with the Securities and Exchange Commission on the date of the offer that provides more specific information regarding the amendment. Shareholders are urged to read the definitive information statement when it becomes available for additional information regarding the amendment. We intend to mail to our shareholders the definitive information statement concerning the amendment as soon as reasonably practicable on or after June 25, 2007, and will file the amendment with the Colorado Secretary of State before the expiration date, or any extended expiration date, of the offer.

We also reserve the right, in our sole discretion, to terminate the offer subject to applicable law.

In addition, subject to compliance with applicable law, we reserve the right to amend the offer in any respect in our sole discretion. Amendments to the offer may be effected at any time and from time to time by public announcement. In the case of an extension, we intend to make such an announcement no later than 9:00 a.m. (Eastern Daylight Time) on the next business day after the last previously scheduled or announced expiration date. If the amendment is material, we will extend the offer to ensure that at least five business days remain prior to expiration of the offer and shareholders that have tendered their shares pursuant to the offer prior to the amendment shall have an opportunity to withdraw their shares. Business day means any day other than a Saturday, Sunday or United States federal holiday. Any period measured in business days includes the first day of such period.

We intend to promptly make any public announcement changing or extending the offer to shareholders in a manner reasonably designed to inform shareholders of the change. Except as otherwise required by applicable law, we have no obligation to publish, advertise or otherwise communicate this public announcement other than by issuing a press release.

Procedure for Tendering Shares

Record Holders. If you are an eligible shareholder for the offer, and you wish to tender those shares for which you are the shareholder of record, you should complete and sign the letter of transmittal (printed on blue paper) according to its instructions as provided in this package. You should mail the letter of transmittal or deliver it, together with the certificates for your shares, any required signature guarantee and other required documents, in the enclosed envelope on or prior to 5:00 p.m. (Eastern Daylight Time) on July 18, 2007 to:

Computershare, Inc.

P.O. Box 1596

Denver, Colorado 80201-1596

Phone: (303) 262-0600

Facsimile: (303) 262-0606

We will not require signature guarantees as long as the letter of transmittal is signed by the record holder of the tendered shares. For purposes of this section, the record holder of the shares includes any participant in CEDE & Co., or the Depository Trust Company or DTC, which is a securities depositary, whose name appears on the security position report as the owner(s) of the shares. A signature guarantee is required if the record holder has completed either the box captioned “Special Mailing Instructions” or the box captioned “Special Payment Instructions” on the letter of transmittal. No signature guarantee is required for shares tendered for the account of an eligible institution: a registered national securities exchange, the National Association of Securities Dealers, Inc., commercial bank, trust company, savings bank, savings and loan association or credit union, that is a member of an approved signature guarantee medallion program. Otherwise, the signature on the letter of transmittal must be guaranteed by an eligible institution in accordance with the instructions in the letter of transmittal.

If a stock certificate is registered in the name of a person other than the person executing the letter of transmittal, or payment is to be made to a person other than the record shareholder, then the certificate must be endorsed on its reverse side or must be accompanied by an appropriate stock power with the signature guaranteed by an eligible guarantor institution. All certificates endorsed on the reverse side and stock powers must be signed exactly as the name of the record shareholder appears on the stock certificate.

Beneficial Holders. If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that institution if you desire to tender your shares. You may also contact Computershare, Inc., at P.O. Box 1596, Denver, Colorado 80201-1596, at (303) 262-0600 for further information. If your shares are held by a broker, dealer, bank or other institution, you should consult with them to determine whether they will impose transaction costs with respect to the tender of your shares.

Guaranteed Delivery. If you cannot deliver your stock certificates or other required documents to the depositary before the expiration date of the offer, you may tender your shares by using the guaranteed delivery procedure. To tender your shares by this method, you must complete and sign the notice of guaranteed delivery in the form provided with this document (printed on yellow paper). This notice of guaranteed delivery must be delivered to the depositary before the expiration date of the offer. The notice of guaranteed delivery must be guaranteed by an eligible institution. Your endorsed stock certificates together with a properly completed signed letter of transmittal (or an agent’s message) and any other documents required by the letter of transmittal must be received by the depositary within three (3) business days of the expiration of the offer in order for your tender to be effective.

Method of Delivery. The method of delivery of all documents, including stock certificates, the letter of transmittal and other required documents, is at the discretion and risk of the tendering shareholder. You should allow adequate time for the delivery of the documents. If you would like to deliver the documents by mail, we recommend that you use registered mail and request a return receipt.

The depositary will set up a separate account at DTC for purposes of the offer. DTC participants may make delivery of tendered shares by causing DTC to transfer the shares into the depositary’s account. Even if delivery of the shares is made through a book-entry transfer in this manner, the depositary must receive either (a) a properly completed and executed letter of transmittal or manually executed facsimile of the letter of transmittal, including any required signature guarantees or (b) an “agent’s message,” as described below, in the case of a DTC transfer. In addition, all other documents required by the letter of transmittal must be delivered prior to the expiration date. If the owner or the DTC participant cannot deliver the letter of transmittal, an agent’s message and/or the other documents required by the letter of transmittal, the guaranteed delivery procedure described above must be followed. The term “agent’s message” means a message transmitted by DTC to the depositary which states that DTC has received an express acknowledgment from a DTC participant tendering the shares, that such participant has received the letter of transmittal and agrees to be bound by its terms and that we may enforce that agreement against the participant.

Backup U.S. Federal Income Tax Withholding. Under the Internal Revenue Code of 1986, as amended, payment to a shareholder pursuant to the offer may be subject, under certain circumstances, to backup withholding at a 28% rate, unless such shareholder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the shareholder’s federal income tax liability, provided the required information is furnished to the Internal Revenue Service. To prevent backup withholding, each shareholder must provide his, her or its correct taxpayer identification number by completing a Form W-9, certifying that the taxpayer identification number provided is correct (or that the shareholder is awaiting a taxpayer identification number) and that (a) the shareholder is exempt from backup withholding; (b) the shareholder has not been notified by the Internal Revenue Service that the shareholder is subject to backup withholding as a result of a failure to report all interest or dividends; or (c) the Internal Revenue Service has notified the shareholder that the shareholder is no longer subject to backup withholding.

Lost or Destroyed Certificates

If your certificate for part or all of your shares of common stock has been lost, stolen, misplaced or destroyed, you should contact the depositary at the address and phone number listed at the end of this offer to purchase for instructions on submitting a lost share affidavit. This lost share affidavit must be submitted, together with the letter of transmittal, in order to receive payment for shares of common stock tendered and accepted. You may be required to post a surety bond to secure against a risk that the certificate(s) may be subsequently re-circulated. Please contact Computershare, Inc. at (303) 262-0600 to discuss whether a surety bond may be required.

Termination of Validity; Rejection of Shares

We reserve the exclusive right to determine, in our sole discretion, all questions as to the validity, form, eligibility (including time and receipt) and acceptance for payment of any tender of shares, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of the offer with respect to all shareholders or any defect or irregularity in any tender with respect to any particular stock or any particular shareholder. Our interpretation of the terms of the offer will be final and binding on all parties. No tender of shares will have been deemed to be properly made until all the defects or irregularities have been cured by the tendering shareholder or waived by us. Unless waived, any defects and irregularities in connection with tenders must be cured within the time period, if any, we determine in our sole discretion. Neither the Company, the depositary nor any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give any such notification.

Return of Unpurchased Shares

If any tendered shares are not purchased by us, stock certificates for unpurchased shares will be returned promptly after the expiration or termination of the offer. In the case of shares tendered by a book-entry through DTC, the shares will be credited to the appropriate account maintained by the tendering shareholder. In each case, shares will be returned or credited without expense to the tendering shareholder.

No Withdrawal Rights

Once you have tendered your shares, you may not withdraw your tender, unless the Company changes a material term in the offer.

Purchase and Payment

Promptly following the expiration date of the offer, we will accept your shares for payment and pay for, and thereby purchase, shares properly tendered prior to the expiration date. When we accept your shares for payment, you will have entered into a binding agreement regarding the sale and purchase of your shares on the terms and conditions described in this offer to purchase.

Under the terms of the letter of transmittal, you will have waived any right to be notified of our acceptance of your tender. We will pay for the shares purchased by promptly sending payment to the tendering shareholders. We will not pay interest on the purchase price for the tendered shares under any circumstances regardless of any delay in making the payment.

Brokerage Commission

If you are a record shareholder and you tender your shares directly to us, you will not incur any sales commissions or other charges. However, if you hold shares or tender shares through a broker, bank or other institution, you should consult with the broker, bank or other institution to determine whether any transaction costs are applicable to your transaction.

No Dissenters’ Rights

Whether or not you tender your shares, dissenters’ rights are not available under Colorado law in connection with the offer. Our board of directors has not granted any shareholder any voting, appraisal or dissenters’ rights in connection with the offer and is not aware of any other rights available to the shareholders who object to the offer under Colorado law.

Source and Amount of Funds

We estimate that approximately 61 of our 342 shareholders of record plus approximately 203 beneficial shareholders known to us are eligible to participate in the offer. These eligible shareholders own approximately 10,326 issued and outstanding shares of our common stock. Assuming all of these shareholders elect to participate in the offer, and the shares are properly tendered at the offer price of $5.00 per share, the total cost to us for purchasing these shares will be approximately $51,630. This amount does not include our expenses associated with the offer, which are estimated to be $103,505, as discussed below under “Fees and Expenses.”

We anticipate that we will pay for all validly tendered shares, as well as for the costs and expenses of the offer, with available cash on hand.

Fees and Expenses

We will pay all fees and expenses associated with the offer. We estimate that our total expenses associated with the offer will be $103,505, consisting of the following:

Depositary Fee	$10,000
Legal fees	$50,000
Information Agent	$3,500
Printing and mailing costs	$30,000
SEC filing fees	$5
Miscellaneous	$10,000

Total Estimated Expenses	$103,505

Our directors, officers and employees may also solicit tenders pursuant to the offer in person, by telephone or through other forms of communication, but these persons will not receive any additional compensation for the solicitations.

The Company has retained Morrow & Co., Inc. to act as the information agent in connection with the offer. The information agent may contact holders of the common stock eligible to participate in the offer by mail, telephone, facsimile, electronic mail or personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the offer to beneficial owners of the shares of common stock. The information agent will receive reasonable and customary compensation for its services as disclosed in the chart above and will be reimbursed for certain out-of-pocket expenses. The Company has also agreed to indemnify the information agent against certain liabilities in connection with the offer. Except for Morrow & Co., Inc., we will not pay any other fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the offer.

We will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and customary handling and mailing expenses incurred by them in forwarding materials related to the offer to their customers.

INFORMATION ABOUT THE COMPANY

Market Price and Dividend Information

Our common stock is quoted on the Pink Sheets and the OTCBB. Since the Company’s delisting on the Nasdaq Stock Market on November 17, 2005, there has been no active trading market for the shares of the Company’s common stock. Set forth below are the high and low bid quotations for our common stock as reported on the OTCBB for the periods indicated. On June 6, 2007, the only bid quotation for our common stock as reported on the OTCBB was $0.07 per share. These over the counter market quotations reflect inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions.

	High	Low
Fiscal Year Ended December 31, 2007
First Quarter	$0.15	$0.07

Fiscal Year ended December 31, 2006
First Quarter	$0.23	$0.13
Second Quarter	$0.16	$0.06
Third Quarter	$0.11	$0.05
Fourth Quarter	$0.14	$0.07

Fiscal Year ended December 31, 2005
First Quarter	$1.41	$0.51
Second Quarter	$0.82	$0.33
Third Quarter	$0.72	$0.35
Fourth Quarter	$0.65	$0.18

The Company has a total of 17,055,325 shares of common stock issued and outstanding as of the date hereof.

The Company has never paid any dividends on our common stock. We do not expect to pay cash dividends in the foreseeable future. Any future decision as to the payment of dividends will be at the discretion of our board of directors and will depend upon our earnings, financial position, capital requirements, plans for expansion, loan covenants and such other factors as the board of directors deems relevant. Our existing senior bank credit facility and the terms of our Series AA convertible preferred stock prohibit us from paying dividends on our common stock without consent.

Information About Executive Officers and Directors of the Company

Set forth below is a list of our directors and executive officers of the Company, together with their principal occupations. Unless otherwise indicated, all persons have held the positions described as their principal occupation for at least five (5) years. Ms. Perry and Messrs. Bailey, Shepherd, Peter Salas and Carlos Salas were nominated to our Board of Directors as part of the transactions contemplated by the Securities Purchase Agreement dated June 30, 2005, between Dolphin Direct Equity Partners, LP and the Company.

Peter E. Salas

Chairman of the board of directors and Interim Principal Executive Officer

ACT Teleconferencing, Inc.

1526 Cole Boulevard, Suite 300

Golden, Colorado 80401

Peter E. Salas is the Company’s interim Principal Executive Officer and was appointed as the Chairman of the board of directors in August 2005. Mr. Salas has also served as the President and sole shareholder of Dolphin Management Inc., a New York corporation, since 1988, which is the investment manager to its affiliated funds. Dolphin Management Inc., through its affiliated funds, beneficially owned on May 1, 2007, in the aggregate, approximately 91.5% of the Series AA convertible preferred stock and therefore 58.1% of the voting power with respect to those matters requiring the vote of the shares of the common stock and shares of Series AA convertible preferred stock voting together as a single group or class (with the preferred stock voting on substantially all matters on an as-converted to common stock basis). For further information, see “Information About the Company—Beneficial Ownership of Directors and Executive Officers”.

Malcolm M. Aslin

Director and Consultant

Marshall and Ilsley Corporation

770 North Water Street

Milwaukee, Wisconsin 53202

Malcolm M. Aslin has served as a member of the Company’s board of directors since August 2004. He has served as a Director and Consultant of Marshall & Ilsley since April 2006. Mr. Aslin served as President and Chief Executive Officer of Gold Banc Corporation, a registered bank holding company located in Leawood, Kansas, from March 2003 to April 2006 and was President and Chief Operating Officer of Gold Banc Corporation from February 1999 to March 2003.

Clarke H. Bailey

Chairman and Chief Executive Officer

Glenayre Technologies, Inc.

Corporate Office

825 8th Avenue, 23rd Floor

New York, NY 10019

Clarke H. Bailey has served as a member of our board of directors since August 2005. He has served as Chairman and Chief Executive Officer of Glenayre Technologies, Inc. since December 1999. Glenayre Technologies, Inc. is an entertainment distribution company.

Naomi Perry

Client Industry Executive

EDS Global Communications Industry Group

5400 Legacy Drive

Plano, Texas 75024

Naomi Perry has served as a member of our board of directors since October 2005. Ms. Perry is currently a Client Industry Executive with EDS Global Community Industry Group. She has been with EDS since 1985. EDS provides a broad portfolio of business and technology solutions to help its clients improve their business performance.

Carlos P. Salas

Member

Dolphin Advisors, LLC

129 East 17th Street

New York, NY 10003

Carlos P. Salas has served as a member of the Company’s board of directors since August 2005. Mr. Salas is a principal of Dolphin Advisors, L.L.C., an affiliate of Dolphin Management, Inc. Before joining Dolphin Advisors, Mr. Salas led corporate finance and mergers and acquisitions advisory assignments for middle-market clients as an investment banker with Donaldson, Lufkin & Jenrette in Los Angeles, and later with Credit Suisse First Boston Corporation when the latter acquired DLJ in 2000.

Michael Shepherd

Vice President and Investments Counsel

Genworth Financial

175 Addison Road

Windsor, CT 06095

Michael Shepherd was elected as a member of the Company’s board of directors in August 2005. Mr. Shepherd has served as the Vice President and Investments Counsel for Genworth Financial since March 2007. Prior to Genworth, Mr. Shepherd served as an attorney at First Data Corporation, headquartered in Omaha, Nebraska from 2004 to 2007. Prior to joining First Data, Mr. Shepherd was General Counsel and Vice President of The Chotin Group, a company specializing in structured debt financings and asset securitization.

Rick Fresia, Chief Financial Officer

ACT Teleconferencing, Inc.

1526 Cole Boulevard, Suite 300

Golden, Colorado 80401

Rick Fresia was appointed as our Chief Financial Officer on November 28, 2006. From February 2004 to January 2005, Mr. Fresia served as Vice President of Finance and from January 2005 to June 2006, he served as Chief Financial Officer for HealtheTech, Inc., a public company located in Golden, Colorado. Prior to HealtheTech, Inc., Mr. Fresia served as Executive Vice President and Chief Financial Officer for Expanets, Inc., a privately-held company located in Sioux Falls, South Dakota from April 2002 to May 2003. Previously, Mr. Fresia served as Executive Vice President and Chief Financial Officer of QCS from 1999 to 2002.

Mark K. Kelly, Chief Operating Officer

ACT Teleconferencing, Inc.

1526 Cole Boulevard, Suite 300

Golden, Colorado 80401

Mark K. Kelly was appointed our Chief Operating Officer on March 19, 2006 and served as our Vice President of Technology and Chief Technology Officer since January 2005. Mr. Kelly joined us in 1998 as Director of IT following the Company’s acquisition of AMC Teleconferencing, a Canadian teleconferencing company that Mr. Kelly founded and for which he served as Vice President of Engineering.

Each of the above natural persons is a citizen of the United States. None of the above individuals has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors). In addition, none of the above individuals has been a party to any judgment or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the individual from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Beneficial Ownership of Directors and Executive Officers

The following table sets forth information known to us as of May 1, 2007 regarding beneficial ownership of each class of our voting securities for each director and executive officer of the Company (based upon our review of documents filed by them with the Securities and Exchange Commission under Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended). Under the rules of the Securities and Exchange Commission, beneficial ownership includes voting or investment power with respect to securities and, with respect to each beneficial owner, includes the shares issuable thereto in respect of stock options, warrants and other instruments convertible into the class of voting security shown as beneficially owned by that beneficial owner that are currently exercisable or will be exercisable within 60 days. Voting securities issuable upon exercise or conversion of stock options, warrants or other convertible instruments are deemed outstanding for purposes of computing the percentage owned of the beneficial owner of such options, warrants or other convertible instruments, but are not deemed outstanding for purposes of computing the percentage owned of any other beneficial owner. Unless otherwise indicated by footnote, the beneficial owners of the voting securities shown in the table below have sole voting and investment power over the shares shown as beneficially owned by them. We have calculated the percentages based on 17,055,325 shares of common stock and 160,000 shares of Series AA convertible preferred stock outstanding as of the close of business on May 1, 2007.

	Common Stock		Series AA Convertible Preferred Stock		Percent of Combined Voting Class Voting Power(1)
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class	Amount and Nature of Beneficial Ownership	Percent of Class
Directors
Malcolm M. Aslin(2)	97,729	*	200	*	*
Clarke H. Bailey	—	—	—	—	—
Naomi Perry(3)	50,748	*	304	*	*
Carlos P. Salas	—	—	—	—	—
Peter E. Salas(4)	26,685,616	61.0	146,378	91.5	58.1
Michael Shepherd	—	—	—	—	—
Executive Officers
Mark K. Kelly(5)	423,703	2.4	—	—	*
Rick Fresia	—	—	—	—	—

*	Represents less than 1%
(1)	Represents the percent of voting power of the shares of common stock and shares of Series AA convertible preferred stock voting together as a single voting group or class, with the preferred stock voting on an as-converted to common stock basis.
(2)	The shares of common stock shown as beneficially owned include 32,729 shares issuable upon conversion of the Series AA convertible preferred stock, and 45,000 shares issuable upon exercise of outstanding stock options.
(3)	The shares of common stock shown as beneficially owned include 49,748 shares issuable upon conversion of the Series AA convertible preferred stock.
(4)

The shares of common stock shown as beneficially owned include 26,685,116 shares issuable upon conversion of the Series AA convertible preferred stock, 250 shares beneficially owned directly by Dolphin Direct Equity Partners, LP, a Delaware limited partnership, and 250 shares beneficially owned directly by Dolphin Offshore Partners, LP, a Delaware limited partnership. The shares of Series AA convertible preferred stock shown as beneficially owned include 121,378 shares owned directly by Dolphin Direct and 25,000 shares owned directly by Dolphin Offshore. Dolphin Management Inc. is the sole managing member of Dolphin Advisors, LLC, a Delaware limited liability company, and the managing partner of Dolphin Offshore. Dolphin Advisors is the managing partner of Dolphin Direct. Each of the Dolphin entities reports shared voting and investment power over the shares reported with Mr. Salas, and each discloses its address to be c/o Dolphin Asset Management Corp., 129 East 17th Street, New York, New York 10003. Mr. Peter E. Salas is the President and sole shareholder of Dolphin Management Inc., and he discloses his address to be c/o Dolphin Asset Management Corp., 129 East 17th Street, New York, New York 10003. Mr. Salas disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(5)	Includes 420,371 shares issuable upon exercise of outstanding stock options.

Recent Transactions, Negotiations and Contacts

On December 14, 2006, the board of directors approved stock option grants to Mr. Fresia, providing him the right to buy 3,000,000 shares of our common stock at an exercise price of $0.20 per share, and Mr. Kelly providing him the right to buy 326,480 shares of the Company’s common stock at an exercise price of $0.46 per share.

During 2006, we paid Dolphin Direct a management fee of $320,000 pursuant to our management agreement entered into with Dolphin Direct in connection with the Series AA convertible preferred stock offering described in “Information About the Company—Beneficial Ownership of Directors and Executive Officers”.

On June 30, 2006, the Company entered into a Loan Agreement with Dolphin Direct, which provides for draws by the Company in minimum amounts of $500,000 up to a maximum aggregate principal amount of $1,500,000. The Company borrowed $500,000 under the agreement on July 6, 2006 for fixed and working capital needs. The principal amount of loans drawn under the agreement bears interest at a rate of 12% per annum (25% per annum following the occurrence of an event of default under the agreement) and matures on June 30, 2007. Any amounts that are repaid may not be re-borrowed. On May 18, 2007, the Company repaid $250,000 and intends to repay the remaining $250,000 by June 30, 2007.

In August 2005 and February 2006, Dolphin Direct purchased from the Company an aggregate of 146,378 shares of our Series AA convertible preferred stock for an aggregate purchase price of approximately $14.6 million. In February 2006, the Company’s then existing holders of common stock also purchased 13,622 our Series AA convertible preferred stock for an aggregate purchase price of approximately $1.4 million. An immediately exercisable warrant to purchase an additional 9,000 shares of our Series AA convertible preferred stock was also issued in the transaction to Belle Haven Investments, LP, one of the placement agents for this transaction. All of the shares were issued pursuant to or in furtherance of the Securities Purchase Agreement dated June 30, 2005, between Dolphin Direct Equity Partners, LP and the Company.

On July 15, 2005, the Company entered into a loan agreement with Dolphin for interim financing in the amount of $1.5 million with a 15% interest rate, which was used primarily for working capital purposes and was repaid out of the proceeds from the closing in August 2005 of our Series AA convertible preferred stock financing described above. Also, as of October 31, 2005, the Company entered into a second loan agreement with Dolphin for interim financing in the amount of $7.0 million. The loan carried a 12% interest rate and was repaid out of proceeds from the second closing in February 2006 of our Series AA convertible preferred stock financing. The loan proceeds were used to satisfy the remaining amounts owed to the subordinated debt holders, pay fees related to the Dolphin transaction, and for working capital.

Between January and December 2005, the Company issued warrants to purchase an aggregate of up to 72,000 shares of the Company’s common stock to Mr. Scott Liolios in consideration for services rendered to the Company in 2005.

In September 2004, the Company issued warrants to purchase an aggregate total of up to 336,178 shares of the Company’s common stock at an exercise price of $1.50 per share in connection with a preferred stock financing to Basso Equity Opportunity Holding Fund Ltd., Basso Multi-Strategy Holding Fund Ltd, OTAPE Investments LLC, Pleiades Investment Partners-R, LP, Potomac Capital International Ltd., Potomac Capital Partners, LP, Richard Molinsky, SRG Capital, LLC, TRUK International Fund, L.P. and TRUK Opportunity Fund, LLC. The Company also issued a warrant to purchase up to 161,366 shares of the Company’s common stock at an exercise price of $1.10 per share to its placement agent in the offer, Casimir Capital LLC. All of the warrants issued expire in September 2009. The issuances were exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

In May 2004, the shareholders of the Company approved the ACT Teleconferencing, Inc. 2004 Equity Incentive Plan, and certain amendments to the plan on December 14, 2006. Under the 2004 Equity Incentive Plan and the Company’s previous Stock Option Plan of 1991, as amended, the Stock Option Plan of 1996, as amended, and the Stock Option Plan of 2000, the Company has reserved for issuance up to 9,100,000 shares of its common stock, including 7,500,000 shares of common stock under the 2004 Equity Incentive Plan, upon the exercise of options that have been granted under the plans. Options granted pursuant to the plans vest in accordance with each optionee’s stock option agreement executed by such optionee and the Company. As of March 31, 2007, options to purchase an aggregate of 6,699,691 were outstanding with a weighted average exercise price of $.89 per share.

In May 2004, the Company issued warrants to purchase an aggregate total of up to 659,681 shares of the Company’s common stock at an exercise price of $4.01 per share in connection with a preferred stock financing to Deephaven Private Placement Ltd., Riverview Group, LLC, Omicron Master Trust, Midsummer Investment Ltd., Belmont Park Investments, Inc. and Roth Capital Partners. All of the warrants issued expire in March 2010. The issuances were exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder.

In March 2004, the Company issued warrants to purchase an aggregate total of up to 210,000 shares of the Company’s common stock at an exercise price of $1.05 per share to Bathgate Capital Partners and Scott Liolios for their services as placement agents in a private financing that occurred in February 2004. All of the warrants issued expire in March 2009. The issuances were exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder.

In January 2004, the Company issued warrants to purchase an aggregate total of up to 250,000 shares of the Company’s common stock at an exercise price of $1.00 per share in conjunction with a debt restructuring to Robert C. Kaphan and Richard Parlato. All of the warrants issued expire in January 2014. The issuances were exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder.

In September 2003, the Company issued a warrant to purchase up to 300,000 shares of the Company’s common stock at an exercise price of $2.50 per share to CapEx, LP in order to settle disputes between the Company and CapEx. The warrant issued expires in September 2008.

Mr. Peter E. Salas, our chairman of the board of directors, is an affiliate of Dolphin Direct and its related entities that entered into transactions with us and benefits directly from such transactions by virtue of his ownership in Dolphin Direct and its related entities. Mr. Carlos Salas, one of our directors, is a principal in such entities and also may be deemed to benefit directly or indirectly from such transactions.

Prior to commencement of the offer, neither the Company nor any executive officer, director, affiliate, or subsidiary of the Company, nor any of the Company’s pension, profit sharing or similar plans, as applicable, has engaged in any transactions in the Company’s common stock during the past sixty (60) days. The Company has not purchased any shares of its common stock within the past two years.

Summary Consolidated Financial Information

The following tables set forth certain summary historical consolidated financial information for the Company for the 12 months ended December 31, 2005 and 2006 and the three months ended March 31, 2006 and 2007. This summary financial information has been derived from, and should be read in conjunction with, our audited consolidated financial statements as of, and for, the 12 months ended December 31, 2004, 2005 and 2006, which are incorporated herein by reference to our annual report on Form 10-K for the year ended December 31, 2006, as amended by the Amendment No. 1 to Annual Report on Form 10-K/A, and our unaudited consolidated financial information as of, and for the three months ended March 31, 2006 and 2007, which is incorporated herein by reference to our quarterly report on Form 10-Q for the three months ended March 31, 2007. We do not anticipate that the cost of the offer will have a material effect on the summary financial information presented below.

Summary of Financial Information

	March 31, 2007	Dec. 31,
(In thousands, except share and per share amounts)		2006	2005
Total current assets	16,366	13,737	11,406
Non-current assets	10,086	10,813	10,406
Total current liabilities	13,647	12,056	19,548
Long-term debt	418	661	470
Deferred income taxes	364	365	321
Commitments and contingencies
Convertible redeemable preferred stock and accrued preferred dividends; each share convertible into 100 shares of common stock; 169,000 shares authorized; 160,000 and 80,400 shares issued and outstanding in 2006 and 2005, respectively; liquidation preference $24,093 and $9,192 at December 31, 2006 and 2005, respectively; liquidation preference $26,394 at March 31, 2007	25,400	23,020	7,824

Total shareholders’ deficit	(13,377)	(11,552)	(6,351)

Total liabilities and shareholder’s deficit	$26,452	$24,550	$21,812
Book value per share as of March 31, 2007	$(0.78)

Summary Statements of Operations

	Three Months Ended March 31,		Year Ended December 31,
(In thousands, except share and per share data.)	2007	2006	2006	2005
Net Revenues	$14,249	$12,604	$53,621	$50,964
Gross Profit	5,249	4,530	20,035	18,861
Operating Income (Loss)	737	(263)	1,474	(15,947)
Net Income (Loss)	571	(489)	1,797	(18,153)
Net Loss Per Share Basic and Diluted	$(0.11)	$(0.10)	$(0.32)	$(1.16)
Operating Income (Loss) Per Share (Basic and Diluted)	0.04	(0.02)	0.09	(0.95)
Ratio of Earnings (Deficiency) to Fixed Charges	1.26	0.72	1.19	(3.23)

SPECIAL CAUTIONARY NOTICE REGARDING

FORWARD-LOOKING STATEMENTS

This offer to purchase and the documents that have been incorporated herein by reference contain certain forward-looking statements and information with respect to the financial condition, results of operations and business of the Company. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management and on information available to the Company’s management at the time that this offer to purchase was prepared. These statements might be identified by the use of words like “expect,” “anticipate,” “estimate,” and “believe,” variances of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements that reflect management’s view only on the date of the offer. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no responsibility or obligation to update any such forward-looking statements.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a transaction statement on Schedule 13E-3 with the SEC relating to the offer. You may read and copy of this or any other report or information that we file with the SEC at the SEC’s public reference facilities at 100 F Street, NE, Washington, DC 20549 or by calling (202) 942-8088. You may also receive copies of these documents upon payment of the SEC’s customary fees by writing to the SEC’s public reference facilities at 100 F Street, NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference facilities. Our SEC filings are also available to the public for free from the SEC’s website: www.sec.gov.

The SEC allows us to incorporate by reference into this offer to purchase information contained in our annual, quarterly and current reports. This means that we can disclose this information to you by referring you to other documents that we have previously filed separately with the SEC. The information incorporated by reference is considered to be a part of this offer to purchase, except for any information that is modified or superseded by information contained in this offer to purchase or any other subsequently filed document.

The financial information incorporated by reference is an important part of this offer to purchase and we urge all eligible shareholders to read this financial information in its entirety before tendering their shares.

The following documents have been filed by us with the SEC, and the financial statements (including the notes to the financial statements) included therein are incorporated by reference into this offer to purchase:

1.	Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as amended on April 2, 2007; and

2.	Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.

We incorporate by reference any additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this offer to purchase and prior to the expiration of the offer, or any extension thereof.

No person is authorized to give any information or represent anything not contained in this offer to purchase. We are only making the offer in places where offers to purchase our shares are permitted. The information contained in this offer to purchase, as well as any report or information we file with the SEC, is only current as of the date of that information. Our business, financial condition, results of operations and prospects may have changed since that date.

The documents containing information incorporated by reference into this offer to purchase are available without exhibits unless exhibits are also incorporated by reference, without charge upon request to the Company. Any documents so requested will be mailed to you by first class mail, or another equally prompt means, within one business day after your request is received.

Questions concerning the offer or the tender procedures and requests for assistance may be directed to (i) the Company or (ii) the information agent, in each case at the telephone numbers listed below. Additional copies of this offer to purchase, letter of transmittal or other tender offer materials may be obtained from the information agent. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the offer. The letter of transmittal, certificates for shares and any other required documents should be sent or delivered by the shareholder or the shareholder’s broker, dealer, bank, trust company or other nominee to the depositary at the address listed below.

The depositary for the offer is:

Computershare, Inc.

P.O. Box 1596

Denver, Colorado 80201-1596

Phone: (303) 262-0600

Facsimile: (303) 262-0606

The information agent for the offer is:

Morrow & Co., Inc.

470 West Avenue, 3rd Floor

Stamford, CT 06902

Banks and Brokerage Firms, call (203) 658-9400

Stockholders, call (800) 607-0088

The Company’s address is:

ACT Teleconferencing, Inc.

1526 Cole Boulevard Suite 300

Golden, Colorado 80401

Phone: (303) 233-3500

Fax: (303) 235-4399

June 13, 2007

IMPORTANT

If you were a record or beneficial holder of 99 or fewer shares of our common stock as of the close of business on June 6, 2007, you continue to hold such shares and you wish to accept this offer, there are two methods by which you may tender your shares, depending on how you hold them:

•

if you hold physical certificates evidencing the shares, you should complete and sign the letter of transmittal, which is included with this offer to purchase, in accordance with the instructions in the letter of transmittal, and mail or deliver it, along with the physical certificate(s) for all your shares, to Computershare, Inc., who is serving as the depositary for the offer, at P.O. Box 1596, Denver, Colorado 80201-1596; or

•

if you are a beneficial shareholder whose shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that registered broker or other nominee to instruct it to effect the tender of your shares.

If you have any questions regarding this offer, you can contact:

Morrow & Co., Inc.

(800) 607-0088